Exhibit 99.1

Owens Corning Finishes Year Strong Delivering
Record Full-Year 2021 Results

TOLEDO, Ohio – February 16, 2022 - Owens Corning (NYSE: OC), a global building and construction materials leader, today reported fourth-quarter and full-year 2021 results.

•Reported Net Sales Increase of 20% in 2021 to $8.5 Billion
•Produced Full-Year Net Earnings of $1.0 Billion Resulting in Diluted EPS of $9.54
•Expanded 2021 Adjusted EBITDA Margins to 22% and Adjusted EBIT Margins to 17%
•Increased Operating Cash Flow to $1.5 Billion and Free Cash Flow to $1.1 Billion in 2021 with Conversion of 112%
•Returned $678 Million, or 62%, of Free Cash Flow to Shareholders through Dividends and Share Repurchases in 2021
•Board of Directors Authorized Repurchase of Up to an Additional 10 Million Shares of Common Stock

“2021 was a year of tremendous accomplishment and record results for Owens Corning. Our global teams continued to elevate their performance to support our customers and generate growth in our key products and geographies, outperforming the markets we serve,” said Chair and Chief Executive Officer Brian Chambers. “As we continue to focus on delivering outstanding near-term results, we are also investing to build Owens Corning for the future through our enterprise strategy which accelerates our growth, strengthens our earnings power, and creates additional value for our shareholders.”

Enterprise Performance

($ in millions, except per share amounts)	Fourth-Quarter				Full-Year
	2021	2020	Change		2021	2020	Change
Net Sales	$ 2,131	$ 1,925	$206	11%	$ 8,498	$ 7,055	$1,443	20%
Net Earnings Attributable to OC	227	232	(5)	(2%)	995	(383)	1,378	*
Adjusted EBITDA	452	428	24	6%	1,904	1,351	553	41%
Adjusted EBIT	325	306	19	6%	1,415	878	537	61%
Diluted EPS	2.23	2.13	0.10	5%	9.54	(3.53)	13.07	*
Adjusted Diluted EPS	2.20	1.90	0.30	16%	9.29	5.21	4.08	78%
Operating Cash Flow	335	418	(83)	(20%)	1,503	1,135	368	32%
Free Cash Flow	162	314	(152)	(48%)	1,087	828	259	31%
* Calculation not meaningful

Capital Deployment and Liquidity
•On February 3, Owens Corning announced that its Board of Directors declared a quarterly cash dividend of $0.35 per common share, a 35% increase compared with the same period in 2020.

•On February 14, Owens Corning’s Board of Directors approved a share repurchase authorization for up to 10 million shares of the company’s common stock. This was in addition to its previously announced share buyback program which had 3.4 million shares available for repurchase under the prior authorization as of the end of 2021.

“Earnings expansion along with our ongoing disciplined management of working capital, operating expenses, and capital investments drove record free cash flow generation in 2021 of $1.1 billion and conversion of 112%,” said Executive Vice President and Chief Financial Officer Ken Parks. “During the year, we returned 62% of free cash flow to shareholders through dividends and share repurchases. Our strong and consistent cash generation combined with our solid investment-grade balance sheet support the execution of our growth strategy and delivery of our three-year financial targets outlined during our recent Investor Day.”

2021 Segment Performance
Full-Year

•Composites net sales increased 19% to $2.3 billion in 2021 compared with 2020, primarily due to the favorable impact of customer mix, higher selling prices, and higher sales volumes. EBIT increased $211 million to $376 million, with 16% EBIT margins, on improved production leverage and higher selling prices, which more than offset inflation and increased transportation costs.

•Insulation net sales increased 22% to $3.2 billion compared with 2020, given higher sales volumes and selling prices. EBIT increased $196 million to $446 million, with 14% EBIT margins, on higher selling prices, which more than offset inflation and increased transportation costs, as well as higher sales volumes and the benefit of improved production leverage.

•Roofing net sales increased 19% to $3.2 billion compared with 2020, mainly due to higher selling prices and sales volumes on higher shingle and components shipments. EBIT increased $162 million to $753 million, with 23% EBIT margins, on higher sales volumes and higher selling prices, which more than offset input cost inflation, primarily asphalt and other petroleum-based products, and increased transportation costs.

Fourth-Quarter

•Composites net sales increased 11% to $608 million in fourth-quarter 2021 compared with fourth-quarter 2020, primarily due to higher selling prices and the favorable impact of customer mix. EBIT increased $38 million to $98 million, with 16% EBIT margins, on favorable mix, improved production leverage, and higher selling prices, which more than offset inflation and increased transportation costs.

•Insulation net sales increased 19% to $863 million in fourth-quarter 2021 compared with fourth-quarter 2020, given higher selling prices and sales volumes. EBIT increased $22 million to $128 million, with 15% EBIT margins, on higher sales volumes and selling prices, which more than offset inflation and increased transportation costs.

•Roofing net sales increased 1% to $712 million in fourth-quarter 2021 compared with fourth-quarter 2020, with higher selling prices largely offset by lower sales volumes and unfavorable product mix. EBIT decreased $32 million to $151 million, with 21% EBIT margins, primarily due to lower sales volumes and unfavorable product mix with higher selling prices offsetting input cost inflation, primarily asphalt and other petroleum-based products, and increased transportation costs.

Other Key Highlights
•Owens Corning sustained a high level of safety performance in 2021, with a recordable incident rate (RIR) of 0.59, an 8% improvement over 2020. The company’s average RIR is in the top quartile of the U.S. manufacturing sector’s average RIR in 2020 (latest data available).

•Owens Corning continues to be recognized as a leader in environmental, social and governance matters. In November, the company earned a place on the Dow Jones Sustainability World Index (DJSI World) for the 12th consecutive year.

•Owens Corning continued to create significant value through material science in combination with customer insights to deliver 48 product launches in 2021, up more than 30% compared with 2020.

•In November, Owens Corning hosted a virtual Investor Day during which leaders discussed the company’s strategy. An archived replay of the Investor Day webcast and printable files of the slide presentations are available on the Owens Corning Investor Relations website until November 2022.

First-Quarter and Full-Year 2022 Outlook
•The key economic factors that impact the company’s businesses are residential repair and remodeling activity, U.S. housing starts, global commercial construction activity, and global industrial production.

•In the near term, the company expects the U.S. residential housing market and global commercial and industrial markets to remain strong. The company continues to closely manage the ongoing impacts of inflation, supply chain disruptions, and the regional impacts of the COVID-19 pandemic on the business.

•For first-quarter 2022, the company expects overall performance to result in net sales and adjusted EBIT growth for the quarter, versus the comparable quarter in the prior year.

Current 2022 financial outlook is presented below.

General Corporate Expenses	$160 million to $170 million
Interest Expense	$115 million to $125 million
Effective Tax Rate on Adjusted Earnings	25% to 27%
Cash Tax Rate on Adjusted Earnings	22% to 24%
Capital Additions	Approximately $480 million
Depreciation and Amortization	Approximately $520 million

Fourth-Quarter 2021 Conference Call and Presentation
Wednesday, February 16, 2022
9 a.m. Eastern Time
All Callers
•Live dial-in telephone number: U.S. 1.888.317.6003; Canada 1.866.284.3684; and other international +1.412.317.6061.
•Entry number: 6130447 (Please dial in 10-15 minutes before conference call start time)
•Live webcast: https://services.choruscall.com/links/oc220216.html
Telephone and Webcast Replay
•Telephone replay will be available one hour after the end of the call through February 23, 2022. In the U.S., call 1.877.344.7529. In Canada, call 1.855.669.9658. In other international locations, call +1.412.317.0088.
•Conference replay number: 4760332.
•Webcast replay will be available for one year using the above link.
About Owens Corning
Owens Corning is a global building and construction materials leader committed to building a sustainable future through material innovation. Our three integrated businesses – Composites, Insulation, and Roofing – provide durable, sustainable, energy-efficient solutions that leverage our unique material science, manufacturing, and market knowledge to help our customers win and grow. We are global in scope, human in scale with approximately 20,000 employees in 33 countries dedicated to generating value for our customers and shareholders, and making a difference in the communities where we work and live. Founded in 1938 and based in Toledo, Ohio, USA, Owens Corning posted 2021 sales of $8.5 billion. For more information, visit www.owenscorning.com.
Use of Non-GAAP Measures
Owens Corning uses non-GAAP measures in its earnings press release that are intended to supplement investors’ understanding of the company’s financial information. These non-GAAP measures include EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, adjusted earnings, adjusted diluted earnings per share attributable to Owens Corning common stockholders (“adjusted EPS”), adjusted pre-tax earnings, free cash flow and free cash flow conversion. When used to report historical financial information, reconciliations of these non-GAAP measures to the corresponding GAAP measures are included in the financial tables of this press release. Specifically, see Table 2 for EBIT, adjusted EBIT, EBITDA and adjusted EBITDA, Table 7 for adjusted earnings and adjusted EPS, and Table 8 for free cash flow.
For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not representative of ongoing operations. The non-GAAP financial measures resulting from these adjustments (including adjusted EBIT, adjusted EBITDA, adjusted earnings, adjusted EPS and adjusted pre-tax earnings) are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Management believes that these adjustments result in a measure that provides a useful representation of its operational performance; however, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with GAAP.
Free cash flow is a non-GAAP liquidity measure used by investors, financial analysts and management to help evaluate the company's ability to generate cash to pursue opportunities that enhance shareholder value. Free cash flow is not a measure of residual cash flow available for discretionary expenditures due to the company’s mandatory debt service requirements. As a conversion ratio, free cash flow is compared to adjusted earnings. Free cash flow and free cash flow conversion are used internally by the company for various purposes, including reporting results of operations to the Board of Directors of the company and analysis of performance.

Management believes that these measures provide a useful representation of our operational performance and liquidity; however, the measures should not be considered in isolation or as a substitute for net cash flow provided by operating activities or net earnings attributable to Owens Corning as prepared in accordance with GAAP.
When the company provides forward-looking expectations for non-GAAP measures, the most comparable GAAP measures and a reconciliation between the non-GAAP expectations and the corresponding GAAP measures are generally not available without unreasonable effort due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP measures in future periods. The variability in timing and amount of adjusting items could have significant and unpredictable effect on our future GAAP results.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from any results projected in the statements. These risks, uncertainties and other factors include, without limitation: the severity and duration of the current COVID-19 pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; levels of residential, commercial and industrial construction activity; levels of global industrial production; availability and cost of energy, transportation, raw materials or other inputs; issues related to acquisitions, divestitures, joint ventures or expansions; competitive and pricing factors; demand for our products; relationships with key customers; domestic and international economic and political conditions, including new legislation, policies or other governmental actions in the U.S. or elsewhere; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; climate change, weather conditions and storm activity; uninsured losses, including those from natural disasters, pandemics, catastrophe, theft or sabotage; legal and regulatory proceedings, including litigation and environmental actions; changes to tariff, trade or investment policies or laws; research and development activities and intellectual property protection; issues involving implementation and protection of Information technology systems; achievement of expected synergies, cost reductions and/or productivity improvements; the level of fixed costs required to run our business; foreign exchange and commodity price fluctuations; our level of indebtedness; our liquidity and the availability and cost of credit; levels of goodwill or other indefinite-lived intangible assets; price volatility in certain wind energy markets in the U.S.; loss of key employees, labor disputes or shortages; defined benefit plan funding obligations; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of February 16, 2022, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of this news release after that date is not intended and should not be construed as updating or confirming such information.

Media Inquiries:	Investor Inquiries:
Todd Romain	Amber Wohlfarth
419.248.7826	419.248.5639

Owens Corning Company News / Owens Corning Investor Relations News

Table 1
Owens Corning and Subsidiaries
Consolidated Statements of Earnings (Loss)
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
NET SALES	$2,131	$1,925	$8,498	$7,055
COST OF SALES	1,572	1,441	6,281	5,445
Gross margin	559	484	2,217	1,610
OPERATING EXPENSES
Marketing and administrative expenses	209	171	757	664
Science and technology expenses	28	23	91	82
Goodwill impairment charge	—	—	—	944
Other (income) expenses, net	(1)	18	(69)	58
Total operating expenses	236	212	779	1,748
OPERATING INCOME (LOSS)	323	272	1,438	(138)
Non-operating income	(2)	(3)	(10)	(14)
EARNINGS (LOSS) BEFORE INTEREST AND TAXES	325	275	1,448	(124)
Interest expense, net	29	34	126	132
Loss on extinguishment of debt	—	—	9	—
EARNINGS (LOSS) BEFORE TAXES	296	241	1,313	(256)
Income tax expense	69	10	319	129
Equity in net earnings (loss) of affiliates	1	(1)	1	—
NET EARNINGS (LOSS)	228	230	995	(385)
Net earnings (loss) attributable to noncontrolling interests	1	(2)	—	(2)
NET EARNINGS (LOSS) ATTRIBUTABLE TO OWENS CORNING	$227	$232	$995	$(383)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$2.25	$2.15	$9.61	$(3.53)
Diluted	$2.23	$2.13	$9.54	$(3.53)
WEIGHTED AVERAGE COMMON SHARES
Basic	100.9	108.1	103.5	108.6
Diluted	101.7	109.1	104.3	108.6

Table 2
Owens Corning and Subsidiaries
EBIT Reconciliation Schedules
(unaudited)

Adjusting income (expense) items to EBIT are shown in the table below (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Restructuring costs	$(12)	$(31)	$(34)	$(41)
Gain on sale of land in India	—	—	15	—
Gains on sale of certain precious metals	12	—	53	26
Goodwill impairment charge	—	—	—	(944)
Intangible assets impairment charge	—	—	—	(43)
Recognition of acquisition inventory fair value step-up	—	—	(1)	—
Total adjusting items	$—	$(31)	$33	$(1,002)

The reconciliation from net earnings (loss) attributable to Owens Corning to EBIT and Adjusted EBIT, and the reconciliation from EBIT to EBITDA and adjusted EBITDA are shown in the table below (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
NET EARNINGS (LOSS) ATTRIBUTABLE TO OWENS CORNING	$227	$232	$995	$(383)
Net earnings (loss) attributable to noncontrolling interests	1	(2)	—	(2)
NET EARNINGS (LOSS)	228	230	995	(385)
Equity in net earnings (loss) of affiliates	1	(1)	1	—
Income tax expense	69	10	319	129
EARNINGS (LOSS) BEFORE TAXES	296	241	1,313	(256)
Interest expense, net	29	34	126	132
Loss on extinguishment of debt	—	—	9	—
EARNINGS (LOSS) BEFORE INTEREST AND TAXES	325	275	1,448	(124)
Adjusting items from above	—	(31)	33	(1,002)
ADJUSTED EBIT	$325	$306	$1,415	$878
Net sales	$2,131	$1,925	$8,498	$7,055
ADJUSTED EBIT as a % of Net sales	15%	16%	17%	12%

EARNINGS (LOSS) BEFORE INTEREST AND TAXES	$325	$275	$1,448	$(124)
Depreciation and amortization	132	141	502	493
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION	457	416	1,950	369
Adjusting items from above	—	31	(33)	1,002
Accelerated depreciation included in restructuring	(5)	(19)	(13)	(20)
ADJUSTED EBITDA	$452	$428	$1,904	$1,351
Net sales	$2,131	$1,925	$8,498	$7,055
ADJUSTED EBITDA as a % of Net sales	21%	22%	22%	19%

Table 3
Owens Corning and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Twelve Months Ended December 31,
	2021	2020
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES
Net earnings (loss)	$995	$(385)
Adjustments to reconcile net earnings (loss) to cash provided by operating activities:
Depreciation and amortization	502	493
Deferred income taxes	44	86
Provision for pension and other employee benefits liabilities	2	(3)
Stock-based compensation expense	50	41
Goodwill impairment charge	—	944
Intangible assets impairment charge	—	43
Loss on extinguishment of debt	9	—
Gains on sale of certain precious metals	(53)	(26)
Other adjustments to reconcile net earnings (loss) to cash provided by operating activities	9	(14)
Change in operating assets and liabilities:
Changes in receivables, net	(28)	(109)
Changes in inventories	(227)	189
Changes in accounts payable and accrued liabilities	302	25
Changes in other operating assets and liabilities	(65)	(11)
Pension fund contributions	(21)	(122)
Payments for other employee benefits liabilities	(13)	(13)
Other	(3)	(3)
Net cash flow provided by operating activities	1,503	1,135
NET CASH FLOW USED FOR INVESTING ACTIVITIES
Cash paid for property, plant and equipment	(416)	(307)
Derivative settlements	(4)	50
Proceeds from the sale of assets or affiliates	89	52
Investment in subsidiaries and affiliates, net of cash acquired	(42)	—
Other	(4)	—
Net cash flow used for investing activities	(377)	(205)
NET CASH FLOW USED FOR FINANCING ACTIVITIES
Proceeds from senior revolving credit and receivables securitization facilities	—	876
Payments on senior revolving credit and receivables securitization facilities	—	(876)
Payments on term loan borrowing	—	(200)
Proceeds from long-term debt	—	297
Payments on long-term debt	(193)	—
Dividends paid	(108)	(104)
Net increase (decrease) in short-term debt	4	(19)
Purchases of treasury stock	(570)	(318)
Other	(14)	(14)
Net cash flow used for financing activities	(881)	(358)
Effect of exchange rate changes on cash	(3)	(27)
Net increase in cash, cash equivalents and restricted cash	242	545
Cash, cash equivalents and restricted cash at beginning of period	724	179
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$966	$724
DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for income taxes	$244	$78
Cash paid during the year for interest	$133	$135

Table 4
Owens Corning and Subsidiaries
Consolidated Balance Sheets
(unaudited)
(in millions, except per share data)

	December 31,	December 31,
ASSETS	2021	2020
CURRENT ASSETS
Cash and cash equivalents	$959	$717
Receivables, less allowances of $9 at December 31, 2021 and $10 at December 31, 2020	939	919
Inventories	1,078	855
Other current assets	121	115
Total current assets	3,097	2,606
Property, plant and equipment, net	3,873	3,809
Operating lease right-of-use assets	158	154
Goodwill	990	989
Intangible assets, net	1,617	1,667
Deferred income taxes	31	28
Other non-current assets	249	228
TOTAL ASSETS	$10,015	$9,481
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,095	$875
Current operating lease liabilities	49	55
Other current liabilities	553	510
Total current liabilities	1,697	1,440
Long-term debt, net of current portion	2,960	3,126
Pension plan liability	77	159
Other employee benefits liability	157	171
Non-current operating lease liabilities	109	99
Deferred income taxes	376	332
Other liabilities	304	213
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	4,092	4,059
Accumulated earnings	2,706	1,829
Accumulated other comprehensive deficit	(581)	(588)
Cost of common stock in treasury (c)	(1,922)	(1,400)
Total Owens Corning stockholders’ equity	4,296	3,901
Noncontrolling interests	39	40
Total equity	4,335	3,941
TOTAL LIABILITIES AND EQUITY	$10,015	$9,481

(a)10 shares authorized; none issued or outstanding at December 31, 2021 and December 31, 2020
(b)400 shares authorized; 135.5 issued and 100.4 outstanding at December 31, 2021; 135.5 issued and 105.6 outstanding at December 31, 2020
(c)35.1 shares at December 31, 2021 and 29.9 shares at December 31, 2020

Table 5
Owens Corning and Subsidiaries
Segment Information
(unaudited)

Composites
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Composites segment (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net sales	$608	$547	$2,341	$1,960
% change from prior year	11%	14%	19%	-5%
EBIT	$98	$60	$376	$165
EBIT as a % of net sales	16%	11%	16%	8%
Depreciation and amortization expense	$43	$42	$162	$159

Insulation
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Insulation segment (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net sales	$863	$728	$3,184	$2,607
% change from prior year	19%	1%	22%	-2%
EBIT	$128	$106	$446	$250
EBIT as a % of net sales	15%	15%	14%	10%
Depreciation and amortization expense	$52	$52	$208	$201

Roofing
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Roofing segment (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net sales	$712	$702	$3,209	$2,695
% change from prior year	1%	33%	19%	2%
EBIT	$151	$183	$753	$591
EBIT as a % of net sales	21%	26%	23%	22%
Depreciation and amortization expense	$15	$15	$59	$59

Table 6
Owens Corning and Subsidiaries
Corporate, Other and Eliminations
(unaudited)
Corporate, Other and Eliminations
The table below provides a summary of EBIT and depreciation and amortization expense for the Corporate, Other and Eliminations category (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Restructuring costs	$(12)	$(31)	$(34)	$(41)
Gain on sale of land in India	—	—	15	—
Gains on sale of certain precious metals	12	—	53	26
Goodwill impairment charge	—	—	—	(944)
Intangible assets impairment charge	—	—	—	(43)
Recognition of acquisition inventory fair value step-up	—	—	(1)	—
General corporate expense and other	(52)	(43)	(160)	(128)
EBIT	$(52)	$(74)	$(127)	$(1,130)
Depreciation and amortization	$22	$32	$73	$74

Table 7
Owens Corning and Subsidiaries
EPS Reconciliation Schedules
(unaudited)
(in millions, except per share data)
A reconciliation from net earnings (loss) attributable to Owens Corning to adjusted earnings and a reconciliation from diluted earnings (loss) per share to adjusted diluted earnings per share are shown in the tables below:

	Three Months Ended								Twelve Months Ended
	March 31,		June 30,		September 30,		December 31,		December 31,
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
RECONCILIATION TO ADJUSTED EARNINGS
NET EARNINGS (LOSS) ATTRIBUTABLE TO OWENS CORNING	$210	$(917)	$298	$96	$260	$206	$227	$232	$995	$(383)
Adjustment to remove adjusting items (a)	(19)	982	(20)	(4)	6	(7)	—	31	(33)	1,002
Adjustment to remove tax expense/(benefit) on adjusting items (b)	5	(18)	4	2	(2)	3	—	(7)	7	(20)
Adjustment to remove significant tax items and reserve reversals (c)	—	18	—	—	—	(19)	—	(32)	—	(33)
Adjustment to tax expense to reflect pro forma tax rate (d)	(6)	2	1	5	8	10	(3)	(17)	—	—
ADJUSTED EARNINGS	$190	$67	$283	$99	$272	$193	$224	$207	$969	$566

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$1.98	$(8.43)	$2.82	$0.88	$2.50	$1.88	$2.23	$2.13	$9.54	$(3.53)
Adjustment to remove adjusting items (a)	(0.18)	9.03	(0.19)	(0.04)	0.06	(0.06)	—	0.28	(0.32)	9.23
Adjustment to remove tax expense/(benefit) on adjusting items (b)	0.05	(0.17)	0.04	0.02	(0.02)	0.03	—	(0.06)	0.07	(0.18)
Adjustment to remove significant tax items and reserve reversals (c)	—	0.17	—	—	—	(0.17)	—	(0.29)	—	(0.31)
Adjustment to tax expense to reflect pro forma tax rate (d)	(0.06)	0.02	0.01	0.05	0.08	0.08	(0.03)	(0.16)	—	—
ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$1.79	$0.62	$2.68	$0.91	$2.62	$1.76	$2.20	$1.90	$9.29	$5.21

RECONCILIATION TO DILUTED SHARES OUTSTANDING
Weighted average shares outstanding used for basic earnings per share	105.4	108.8	104.6	108.6	103.1	108.8	100.9	108.1	103.5	108.6
Non-vested restricted shares and performance shares	0.5	—	0.8	0.2	0.7	0.6	0.8	0.8	0.8	—
Options to purchase common stock	0.1	—	0.1	0.1	0.1	0.1	—	0.2	—	—
Diluted shares outstanding	106.0	108.8	105.5	108.9	103.9	109.5	101.7	109.1	104.3	108.6

(a)	Please refer to Table 2 "EBIT Reconciliation Schedules" for additional information on adjusting items.
(b)	The tax impact of adjusting items is based on our expected tax accounting treatment and rate for the jurisdiction of each adjusting item.
(c)	There were no significant tax items in 2021. For comparability, significant tax items in 2020 include the impact of a change in valuation allowances recorded against certain deferred tax assets, a change in estimate related to finalized regulations on global intangible low-taxed income (GILTI), part of the U.S. Tax Cuts and Jobs Act of 2017, and the recognition of a deferred tax asset resulting from the transfer of certain intellectual property rights held by wholly owned foreign subsidiaries to the U.S.
(d)	To compute adjusted earnings, we apply a full year pro forma effective tax rate to each quarter presented. For 2021, we have used an effective tax rate of 24%, which was our 2021 effective tax rate excluding the adjusting items referenced in (a), (b) and (c). For comparability, in 2020, we have used an effective tax rate of 24%, which was our 2020 effective tax rate excluding the adjusting items referenced in (a), (b) and (c).

Table 8
Owens Corning and Subsidiaries
Free Cash Flow Reconciliation Schedule
(unaudited)

The reconciliation from net cash flow provided by operating activities to free cash flow and the calculation of free cash flow conversion of adjusted earnings ("free cash flow conversion") are shown in the table below (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES	$335	$418	$1,503	$1,135
Less: Cash paid for property, plant and equipment	(173)	(104)	(416)	(307)
FREE CASH FLOW	$162	$314	$1,087	$828
ADJUSTED EARNINGS (a)	$224	$207	$969	$566
FREE CASH FLOW CONVERSION (b)	n/a	n/a	112%	146%

(a)	Please refer to Table 7 "EPS Reconciliation Schedules" for the reconciliation from net earnings (loss) attributable to Owens Corning to adjusted earnings.
(b)	We compute free cash flow conversion on an annual basis only due to the seasonality of our businesses.